Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NOBLE MIDSTREAM PARTNERS LP

This Certificate of Amendment to the Certificate of Limited Partnership of Noble Midstream Partners LP (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, by Noble Midstream GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, to amend the Certificate of Limited Partnership of the Partnership, as filed with the Secretary of State of Delaware on December 23, 2014 (as previously amended, the “Certificate of Limited Partnership”). The General Partner DOES HEREBY CERTIFY as follows:

1. The name of the limited partnership is Noble Midstream Partners LP.

2. The Certificate of Limited Partnership is hereby amended to reflect the change of the name of the general partner of the Partnership, by deleting Article 3 of the Certificate of Limited Partnership in its entirety and adding the following:

“3.	General Partner: The name and business address of the sole general partner of the Partnership is:

Noble Midstream GP LLC

1001 Noble Energy Way

Houston, Texas 77070”

IN WITNESS WHEREOF, the General Partner has executed this Certificate of Amendment to the Certificate of Limited Partnership as of the 2nd day of October, 2015.

GENERAL PARTNER:

Noble Midstream GP LLC

By:	/s/ Kirk A. Moore
Name:	Kirk A. Moore
Title:	Secretary